ACQUIRED SALES CORP. TO ACQUIRE 100% OF CBD PRODUCTS INDUSTRY LEADER LIFTED LIQUIDS

Partnering with CBD LION to Take Lifted Liquids to the Next Level

May 28, 2019

LAKE FOREST, IL – Acquired Sales Corp. (OTC Pink: AQSP) today announced that it has signed a letter of intent to acquire 100% of the ownership interests of rapidly growing CBD industry leader Warrender Enterprise Inc. d/b/a Lifted Liquids (www.LiftedLiquids.com), Zion, Illinois, for consideration of $7.5 million in cash, plus 4,545,455 shares of Acquired Sales Corp.'s common stock. Nicholas S. Warrender, Founder and CEO of Lifted Liquids, will continue as the CEO of Lifted Liquids under a long-term employment agreement, and Lifted Liquids will operate as a wholly-owned subsidiary of Acquired Sales Corp.

Closing of the acquisition is subject to a number of conditions, including completion of an acceptable due diligence investigation and audit of Lifted Liquids, completion of a capital raise of at least $9 million by Acquired Sales Corp., execution of definitive acquisition documents, receipt of a tax opinion on the transaction, obtaining all necessary approvals, and the completion of all necessary securities filings.

The announcement of this acquisition comes less than three weeks after Acquired Sales Corp. announced a letter of intent to acquire 100% of rapidly growing CBD LION LLC (www.CBDLION.com), Mundelein, Illinois, and plans to change the combined company's name to CBD LION CORP. to emphasize its vision to become the national leader in the CBD products industry. Acquired Sales Corp. has already acquired 4.99% of rapidly growing CBD-infused beverage and products maker Ablis Holding Company (www.AblisBev.com), and of craft distillers Bendistillery Inc. and Bend Spirits, Inc. (www.Bendistillery.com), Bend, Oregon.

Founded in 2015, Lifted Liquids was created with a passion to build a culture-based organization focused upon quality products and a healthier lifestyle. Lifted Liquids produces its own lines of CBD-infused products, CBD devices, research and development of CBD and vape brands and products for private label clients. Lifted Liquids has a unique raw goods/CBD supply chain that many customers benefit from: CBD and CBG isolate, full spectrum and broad spectrum water soluble and distillate. Nicholas S. Warrender said: “Being in this business I noticed there was a disruptive supply chain that plagued the industry. We went to hell and back to create traceable supply chains with credible documentation. We are your solution for all bulk supply needs.”

Lifted Liquids has been committed to improving the community it serves by providing superior, consumer-centered and cost-effective CBD products and hemp raw goods that are third-party lab tested with quality assurance, consistency, and traceability. Lifted’s goal is to create the benchmark for quality and assurance in the industry.

Nicholas S. Warrender said: “We are absolutely thrilled to join forces with like-minded individuals operating companies who are focused on the consumer first. Our goal is, and always has been, to help people improve their lives through quality products and to create a company that serves as a magnet to attract high caliber individuals with harmonious values and character. We take great pride in uniting with other industry leaders like CBD LION, and we believe that by working together we can make a monumental positive impact on our industry and the lives of many.”

From the start, Nicholas S. Warrender and Lifted Liquids have been hustling on a shoe string budget. Nick commented: “We’ve come a long way, without any debt. Year to date, Lifted Liquids’ gross revenue is almost $2,000,000. At the current run rate Lifted’s gross revenue is conservatively expected to be 150% over last year, and we are profitable.”

Erik S. Lundgren, Founder and CEO of CBD LION, said: “Collaborating with industry innovators and expanding our teams will be a powerful catalyst for future growth. We are excited for Lifted Liquids to join the LION PRIDE and we are thrilled to help Nick and his business continue growing the Lifted Liquids brand. We are seeking to partner with successful, innovative and creative entrepreneurs, like Nick, who are laser focused on making the best products for the people.”

William C. “Jake” Jacobs, CPA, President and CFO of Acquired Sales Corp., said: “We are excited about partnering with Nick and the Lifted Liquids team. Lifted Liquid’s growth reflects Nick’s outstanding leadership and his team’s determination to deliver the highest quality products to Lifted Liquids’ customers. On top of that, Lifted Liquids and Nick bring a lot of proven industry and regulatory experience, and an expansive network, which give Lifted Liquids a competitive edge.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the contingencies to the closing of the contemplated transaction between the companies, and the growth strategies and future plans of the companies. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to the contemplated transaction between the companies not closing, or to the actual results of these companies' operations or the performance or achievements of these companies differing materially from those expressed or implied by the forward-looking statements. Acquired Sales Corp. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of contingencies to the closing of the contemplated transaction between the companies, and as a result of certain other factors, including those set forth in Acquired Sales Corp.'s filings with the Securities and Exchange Commission.

CONTACTS:

Acquired Sales Corp.
William C. “Jake” Jacobs, CPA, President and CFO

847-400-7660
jake@beachincompany.com

www.AcquiredSalesCorp.com

Lifted Liquids

Nicholas S. Warrender, Founder and CEO

224-577-8148

Info@LiftedLiquids.com

www.LiftedLiquids.com

CBD LION LLC

Erik S. Lundgren, Founder and CEO

224-688-9087

Erik@CBDLION.com
www.CBDLION.com